Exhibit 10.1
EMPLOYMENT AGREEMENT
AGREEMENT (this “Agreement”) by and between USA Mobility, Inc., a Delaware corporation (the “Company”) and Colin Balmforth (the “Executive”) dated as of June 17, 2014 (the “Effective Date”), by which Executive shall be employed by USA Mobility Wireless, Inc. (the “Subsidiary”) a wholly owned subsidiary of USA Mobility, Inc.
WHEREAS, the Executive was serving as President of Amcom Software, Inc. (“Amcom”), which, prior to its merger with the Subsidiary, was an indirect wholly owned subsidiary Company;
WHEREAS, the terms of Executive’s employment with Amcom are described in an offer letter from the Company dated July 27, 2012 (the “Offer Letter”) and under the Executive Severance and Change of Control Agreement (the “Change of Control Agreement”) entered into by the Company and the Executive as of September 19, 2012; and
WHEREAS, the Board of Directors of the Company (the “Board”) and the President and Chief Executive Officer of the Company have determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of the Executive in the Executive’s performance of his duties by entering into an employment contract with the Executive, which agreement shall supersede and replace the terms of the Offer Letter and the Change of Control Agreement and any rights to severance thereunder except as provided herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Employment. The Company shall employ the Executive as the President of the Subsidiary. In such position, the Executive shall report directly to the President and Chief Executive Officer of the Company (the “Company CEO”).

2.
Duties and Authority. During the term of this Agreement, as the President of the Subsidiary, the duties of the Executive shall include responsibility for managing operations including marketing, sales, alliances, product strategy, product development, professional services, customer operations, customer support and subscription services in order to achieve revenue, profitability and growth goals, as well as such duties and responsibilities as may be assigned by the Company CEO and the Board from time to time. The Executive shall devote the Executive’s reasonable best efforts and full business time, energies and talents to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

3.
Term. The term of this Agreement and the period of employment of the Executive by the Subsidiary hereunder (the “Agreement Term”) shall commence on the Effective Date and shall end on a date three (3) years from the Effective Date (the “Third Anniversary”), unless earlier terminated pursuant to Section 11 herein.

4.	Compensation and Expenses.

(a)
Base Salary. In consideration for the Executive’s services and subject to the terms and conditions of this Agreement, the Subsidiary shall pay to the Executive an annual base salary (the “Base Salary”) equal to Three Hundred and Fifty Thousand Dollars ($350,000). The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Subsidiary shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to the payment of the Base Salary. The Board, or a committee thereof, shall review the Base Salary annually and may, in its discretion, increase, but not decrease, his Base Salary.

(b)
Bonus. The Executive shall be eligible for a target annual bonus equal to 75% of Base Salary based on achievement of certain bonus targets set by the Board or a committee thereof (the “Annual Bonus”); provided that the Executive is employed by the Subsidiary (or the Company or any Company Affiliate) on December 31 of the applicable calendar year and Executive has not voluntarily terminated his employment pursuant to Section 12(b) herein prior to the date such Annual Bonus is payable hereunder. Each Annual Bonus shall be paid following completion of the annual audit of the Company’s financial statements for the applicable annual year or sooner if the Compensation Committee (“Compensation Committee”) of the Board so agrees, but in any event no later than December 31 of the following year. The criteria for determining the amount of any Annual Bonus and the bases upon which such Annual Bonus shall be payable shall be no less favorable to the Executive than those used for other senior executives of the Company, such criteria and bases to be determined in the sole discretion of the Company’s Board (or Compensation Committee, as applicable).

(c)
Equity Incentive Package. Executive will participate in the Board/Management equity incentive plan at a level commensurate with his position as determined by the Board or the Compensation Committee. The Company reserves the right to amend or terminate the equity incentive plan.

(d)
Employee Benefits. While Executive is employed by the Subsidiary hereunder, Executive will be entitled to participate in all employee benefit plans and programs of the Company and the Subsidiary, including, but not limited to, plans or programs for medical, dental, life insurance, and disability insurance on a basis no less favorable to the Executive than is made available to other senior executives of the Company and the Subsidiary. Executive shall pay any contributions that are generally required of senior executives of the Company to receive any such benefits. Nothing in this Agreement shall prevent the Company from amending or terminating an employee benefit plan or program as the Company deems appropriate.

(e)	Expenses. While Executive is employed by the Subsidiary hereunder, the Subsidiary will reimburse Executive for all reasonable and necessary out-of-pocket business,

travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Subsidiary’s normal policies and procedures for expense verification and documentation. In addition, the Executive shall be entitled to relocation assistance on a basis no less favorable to the Executive than is provided to other senior executives of the Company and the Subsidiary, to the extent the Executive is required by the Company to relocate.

(f)
Vacation. Executive will initially accrue vacation at a rate of twenty (20) business days per year, such time to be taken so as not to disrupt the operations of the Company. In addition to the vacation time described in this subparagraph, Executive shall be eligible to take paid holidays and paid sick days in accordance with the reasonable policies and procedures adopted from time to time by the Company.

5.
Confidential Information. Except as permitted by the Company, Executive will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or any corporation, partnership or other entity of which the Company has a 50% or greater direct or indirect ownership (each such entity is referred to herein as an “Affiliate” and collectively as “Affiliates”), any Confidential Information relating to the business of the Company and its Affiliates and not generally known in the telecommunications or software development industry for any purpose. For purposes of this Agreement, “Confidential Information” means information that Employee learns or develops during employment with Company and its Affiliates that is valuable to Company because it is not generally known or readily ascertainable by persons not employed by or associated with Company. Confidential Information may include, but is not limited to: information about the identity of any customers, products, sales, services, personnel, plans, pricing policies, new product (including any planned systems and/or products), information concerning research and development activities pertaining to the Company’s systems and/or products, confidential salary, benefits or other employee information, and any financial information of the Company. Confidential Information also includes any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or will acquire about the Company or its Affiliates, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, source code and documentation, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, acquisition, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. All information disclosed or accessible to Executive in connection with his employment shall be presumed to be Confidential Information if Executive has any reasonable basis to believe that Company intends for it to be treated as such. The parties hereto stipulate that the foregoing information is important, material, confidential and gravely affects the effective and successful conduct of the business of the Company and the Company’s Affiliates and the Company’s good will, and that any breach of the terms of this provision shall be considered a material breach of this Agreement which shall be grounds for termination or any other permissible legal action. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement or a breach known to Executive of any confidentiality obligation owed to the Company or its Affiliates by any other person or entity, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s, and its Affiliates’, confidential information are in addition to any obligations of Executive under applicable statutory or common law.

6.
Ventures. If, during Executive’s employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company or any Affiliate, all rights in such project, program or venture belong to the Company, or its Affiliate as applicable. Except as approved in writing by the Board or a committee thereof, Executive will not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Except as approved in writing by the Board, Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company or any Affiliate.

7.	Noncompetition and Nonsolicitation.

(a)
Agreement not to Compete. During Executive’s employment with the Company or any Affiliates and for a period equal to two (2) years after the termination of Executive’s employment, (regardless of whether such termination is with or without Cause or Good Reason), or whether such termination is at the instance of Executive or the Company), Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, or otherwise), engage in any business in the United States or in any other location in which the Company is then doing business or actively planning to do business that is or would be competitive with the businesses of the Company or its Affiliates. Ownership by Executive, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).

(b)
Agreement not to Hire. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years after the termination of Executive’s employment, (regardless of whether such termination is with or without Cause or Good Reason, or whether such termination is at the instance of Executive or the Company), Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee or contractor of the Company, or any Affiliate, or who was an employee of the Company, or any Affiliate, at any time during the six month period immediately preceding Executive’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. In addition, Executive shall not directly or indirectly request, induce or attempt to influence any employee of Company or any Affiliate to terminate his/her employment with Company or any Affiliate, or attempt to dissuade any then current employee of Company or any Affiliate from continuing employment with the Company or any Affiliate.

(c)
Agreement not to Solicit. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years after the termination of Executive’s employment, whether such termination is with or without Cause or Good Reason, or whether such termination is at the instance of Executive or the Company or Parent), Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company or any Affiliate, to cancel, curtail or otherwise adversely change its relationship with the Company or any Affiliate, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)
Blue Pencil Doctrine. If the duration of, the scope of, or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(e)	The provisions of this Section 7 shall survive the expiration of the Term of this Agreement.

8.	Patents, Copyrights and Related Matters.

(a)
Disclosure and Assignment. Executive must immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates. Any such improvements and inventions will be the sole and exclusive property of the Company and Executive hereby assigns, transfers and sets over to the Company his entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefore, but at no expense to Executive, Executive will sign any and all instruments deemed necessary by the Company for:
(i)the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);
(ii)    the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and
(iii)    the reviving, re-examining or renewing of any of such applications for letters patent.
This Section 8(a) will not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company or any Affiliate, or (B) to the Company’s or Affiliate’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company or any Affiliate.

(b)
Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive’s services hereunder or knowledge of confidential and proprietary information of the Company or any Affiliate, will be the property of the Company and are hereby assigned by Executive to the Company or its Affiliate as applicable, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive’s knowledge of confidential and proprietary information of the Company and its Affiliates shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

9.
Return of Records and Property. Upon termination of Executive’s employment or at any time upon the Company’s request, Executive will promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones, tablets, pagers and other electronic equipment belonging to the Company or its Affiliates.

10.
Remedies. Executive hereby acknowledges that the provisions of Sections 5, 7, 8, and 9 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any violation of Sections 5, 7, 8, or 9 by Executive likely will cause substantial and irreparable harm to the Company for which monetary damages alone would be an inadequate to compensate the Company. Therefore, in the event that Executive violates any provision of Sections 5, 7, 8, or 9 of this Agreement, the Company, in addition to all the other remedies it may have, without the need to post a bond, shall be entitled to an injunction, restraining Executive from violating or continuing to violate such provision.

11.	Termination of Employment.

(a)	The Executive’s employment with the Company shall terminate upon:
(i)    Ten (10) days written notice from the Company of the termination of employment of Executive without Cause, or for Cause upon immediate written notice, effective as of the date indicated in such notice;
(ii)    The Company’s receipt of Executive’s written resignation from the Company, effective as of the date indicated in such resignation which guarantees at least 10 days written notice or, if the Company elects, as of the date of the notice, provided that the Company pays the Executive’s Base Salary through the 10 day notice period;
(iii)    At the discretion of the Company, upon ten (10) days written notice from the Company of termination of employment in the event of Executive’s Disability (as defined below), effective as of the date indicated in such notice; or
(iv)    Executive’s death, effective immediately.

(b)	The “Termination Date” shall be the date upon which Executive’s separation from service with the Company, within the meaning of Section 409A of the Internal Revenue Code (the “Code”) occurs.

12.	Payments Upon Termination of Employment.

(a)
If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, Disability or death, or if Executive resigns for Good Reason, the Company shall pay Executive his Base Salary through the date specified in the notice of termination and all other unpaid amounts to which Executive is entitled as of the date specified in the notice of termination under any Company employee benefit, fringe benefit or incentive compensation plan or program at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of termination). In addition, subject to Executive’s continued compliance with Sections 5, 7, 8 and 9 hereof, in lieu of any severance benefits Executive would otherwise be eligible to receive under any employment agreement or arrangement with the Company or under the Company’s severance plan, if any, contingent upon Executive’s return to the Company, and non-revocation, of a signed release of the Company and its Affiliates in the form and substance as set forth in Exhibit A, upon the 65th day following Executive’s Termination Date, the Executive shall be entitled to the following benefits:
(i)    a single lump sum payment of an amount equal to the product of (a) the greater of (x) two or (y) the number of years (and fraction thereof) remaining in the Agreement Term as of the notice of termination, (the “Separation Period”), times (b) Executive’s full Base Salary then in effect;
(ii)    a single lump sum payment of an amount equal to Executive’s target Annual Bonus for the calendar year in which the date of termination occurs;
(iii)    a single lump sum payment of an amount equal to the annual bonus for the calendar year prior to the year in which the date of termination occurs multiplied by a fraction, the numerator of which is the number of days in that calendar year to and including the date of termination and the denominator of which is 365;
(iv)    subject to the provisions of Section 13 hereof, reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the duration of the applicable period to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law (collectively, the “Reimbursement Payments”) together with an additional amount, payable within ten (10) business days following the end of the applicable COBRA period, such that the net amount retained by the Executive, after deduction of any Federal, state and local income and employment taxes and Excise Tax upon the Reimbursement Payments, shall be equal to the Reimbursement Payments; provided the obligation to provide such payments shall cease if the Executive is covered by comparable programs of a subsequent employer;
(v)     reimbursement for expenses reasonably incurred by the Executive in securing outplacement assistance through a professional person or entity of Executive’s choice, subject to approval by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), at a level commensurate with the Executive’s position for a period of one (1) year commencing on or before the one year anniversary of the Termination Date at the Executive’s election, provided that the cost to the Company does not exceed Thirty-Five Thousand Dollars ($35,000), but in no event extending beyond the earlier to occur of (i) the second calendar year following the calendar year in which the Termination Date occurred and (ii) the date the Executive commences other full-time employment. The Company shall reimburse the Executive as soon as practicable, but in no event later than the end of the Executive’s third calendar year following the calendar year in which the Termination Date occurred; and
(vi)    continued participation under any long term equity incentive plan with respect to any awards granted to Executive prior to his termination of employment with the Company or a Company Affiliate which awards are subject to vesting upon satisfaction of incentive or performance goals or objectives established by the Board or Compensation Committee, and which if subsequently vested shall be distributed to Executive (subject to applicable withholding) at the time similarly vested awards are distributed to other executives of the Company.

(b)
If Executive’s employment with the Company is terminated for Cause or the Executive terminates employment with the Company without Good Reason, the Company shall pay Executive his Base Salary through the date specified in the notice of termination and all other unpaid amounts to which Executive is entitled as of the date specified in the notice of termination under any Company employee benefit, fringe benefit or incentive compensation plan or program at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of termination).

(c)
If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives to such estate, (i) the Executive’s Base Salary in effect on the date immediately prior to the Executive’s death, through the Executive’s date of death; (ii) all other unpaid amounts, if any, to which the Executive is entitled as of the date of the Executive’s death, under any Company fringe benefit or incentive compensation plan or program, at the time such payments would otherwise ordinarily be due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s death); (iii) the Executive’s full Base Salary that would have been payable to the Executive from the Executive’s date of death through the Third Anniversary of the Effective Date; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive died multiplied by a fraction the numerator being the number of days Executive was employed by the Company in the calendar year of his death and the denominator being 365. Such payment shall be made in a lump sum within 45 days after Executive’s death. In addition, if the Executive’s employment is terminated by the Executive’s death, all time-based employment conditions under any long-term equity incentive plan awards will be waived and, with respect to long-term equity incentive plan awards which are subject to vesting upon satisfaction of performance goals or objectives, Executive’s participation in the long-term equity plan shall be continued such that if such performance goals or objectives are satisfied, such awards will be distributed (subject to applicable withholding) to Executive’s estate at the time similarly vested awards are distributed to other executives of the Company.

(d)
Following the exhaustion of all sick days to which the Executive is entitled under the sick leave policy applicable to senior executives of the Company, while the Executive is Disabled and through his Termination Date (the “Disability Period”), the Company shall, in lieu of his Base Salary, shall pay to the Executive: (i) a disability benefit equal to 50% of his Base Salary that he would otherwise be entitled to receive for the Disability Period in accordance with its regular pay cycle; (ii) subject to the terms and conditions of the Company’s applicable employee benefit, fringe benefit or incentive compensation plans and programs, all other unpaid amounts, if any, to which the Executive is then entitled as of the date of his disability under such employee benefit, fringe benefit and incentive compensation plans and programs at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of Executive’s disability); (iii) the Executive’s full Base Salary that would have been payable to the Executive from the Termination Date through the third anniversary of the Effective Date, in a lump sum within 65 days of the Termination Date; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Termination Date occurred multiplied by a fraction, the numerator of which is the number of days during such year in which the Executive was employed by the Company and the denominator of which is 365, in a lump sum within 65 days of the Termination Date; provided, however, that any amount paid to the Executive during the Disability Period shall be reduced by any amount paid or payable under the Company’s disability plans (unless such disability plans have reduced benefits thereunder by the amount paid by the Company to the Executive during the Disability Period). Subject to the terms of this Agreement, the Executive shall not be required to perform services for the Company while he is Disabled. If Executive’s employment is terminated due to his being Disabled, all time-based employment conditions under any long-term equity incentive plan awards will be waived and, with respect to long-term equity incentive plan awards which are subject to vesting upon satisfaction of performance goals or objectives, Executive’s participation in the long-term equity plan shall be continued such that if such performance goals or objectives are satisfied, such awards will be distributed to Executive (subject to applicable withholding) at the time similarly vested awards are distributed to other executives of the Company.

(e)	“Cause” hereunder means:
(i)    dishonesty of a material nature that relates to the performance of services for the Company by Executive;

(ii)    criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services under for the Company by Executive;
(iii)    the Executive’s willfully breaching or failing to perform his duties as an employee of the Company (other than any such failure resulting from the Executive having a Disability), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or
(iv)    the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the reasonable best interests of the Company.

(f)
“Disabled” The Executive shall be considered Disabled during any period in which he has an illness, or a physical or mental disability, or similar incapacity, that renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a licensed practicing physician of the Company’s choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.

(g)
“Good Reason” means, without the Executive’s express written consent, any of the following, unless such act or failure to act is corrected prior to the Date of Termination specified in the notice of termination given in respect thereof:

(i)    the Executive is removed from the Executive’s position for any reason other than (A) by reason of death, Disability or Retirement or (B) for Cause; provided that such action results in a material diminution of Executive’s authority, duties or responsibilities;
(ii)    the Executive is assigned any duties inconsistent in a material respect with the Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities if such assignment results in a material diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly following notice thereof given by the Executive);

(iii)    the Company materially breaches this Agreement;
(iv)    the Executive’s annual Base Salary or annual bonus opportunity (or thereafter if higher) is reduced (except for across-the-board reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company); provided such reduction is a material diminution of Executive’s base compensation or a material breach of this Agreement;
(v)    the failure by the Company to continue to provide the Executive with benefits at least as favorable in the aggregate as those enjoyed by other similarly situated executives under the Company’s pension, life insurance, medical, health and accident, disability, travel, deferred compensation and savings plans in which the Executive was participating, the taking of any action by the Company that would directly or indirectly materially reduce such benefits in the aggregate or deprive the Executive of any material fringe benefit enjoyed by the Executive unless such material fringe benefit is replaced with a comparable benefit, or the failure by the Company to continue to provide the Executive with the number of paid vacation days to which the Executive is entitled; provided such reduction in benefits and compensation is a material breach of this Agreement; and provided further that the Company may reduce, terminate or materially change the benefits under any plan for its senior executives without discrimination against Executive; or
(vi)    the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.
Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless the Executive shall have delivered a notice of termination stating that the Executive intends to terminate employment for Good Reason within thirty (30) days, and such termination must occur within seventy five (75) days, of the Executive’s having actual knowledge of the initial occurrence of one or more of such events, provided, in each such event, the Company fails to cure within thirty (30) days of receipt of such notice of termination. For purposes of this Agreement, any good faith determination of “Good Reason” or good faith determination of the Company’s failure to cure within the thirty (30) day period made by the Executive shall be conclusive.

(h)
In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Section 12, and the Company will have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates and for indemnification and advancement of expense claims in accordance with the Company’s by-laws and

Certificate of Incorporation.. The terms of Sections 5, 7, 8, 9, 10, 12 and 14 of this Agreement shall survive any termination of Executive’s employment hereunder.

(i)
Notwithstanding the foregoing provisions of this Section 12, the Company will not be obligated to make any payments to Executive under Section 12(a)(other than such amounts as are required by law with respect to accrued compensation and vested rights under employee benefit plans and programs) unless Executive has signed a release of claims in favor of the Company and its Affiliates in the form of Exhibit A hereto, all applicable consideration and rescission periods provided by law with respect thereto shall have expired, and Executive is in strict compliance with the surviving terms of this Agreement as of the dates of such payments.

13.
In-Kind Benefits and Reimbursements. In-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, provided, however that the foregoing shall not apply to any applicable limits on amounts that may be reimbursed for medical expenses referred to in Section 105(b) of the Code and are not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursements must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

14.	Miscellaneous.

(a)
Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes arising from this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

(b)
Personal Jurisdiction and Jury Waiver. The parties agree that with respect to any dispute between them as to Sections 5, 7, 8, 9 and 10 of this Agreement they will subject themselves to the personal jurisdiction of the state or federal courts of the Commonwealth of Virginia and agree to waive the right to a trial by jury of such dispute.

(c)
Indemnification. In consideration of this Agreement, the Executive hereby waives any and all rights under and releases, and indemnifies and holds the Company (and its officers, directors, employees and agents) and its Affiliates, successors and assigns, harmless from any damage, loss, liability, judgment, fine, penalty, assessment, settlement, cost, or expense including, without limitation, reasonable expenses of investigation, reasonable attorneys’ fees and other reasonable legal costs and expenses incident to any of the foregoing or to the enforcement of these Sections 5,7,8 and 9 and to the Arbitration process set out in Section 14(d), whether or not suit is brought or, if brought, whether or not such suit is successful, in whole or in part arising out of or relating to any and all employment, consulting, non-competition, bonus, or other compensatory plan, program, arrangement, or contract relating to the employment of the Executive, written or oral, between the Executive and the Company or any person affiliated with the Company entered into prior to the Effective Date, including, without limitation, the Offer Letter, Change in Control Agreement and Employee Agreement.

(d)
Arbitration. Except with respect to Sections 5, 7, 8, 9 and 10, either party may designate in writing to the other (in which case this paragraph of Section 14 shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, the Executive’s employment, or the termination of the Executive’s employment, whether arising in contract, statute, tort, fraud, misrepresentation, or other legal theory, shall be determined solely by arbitration in Washington, D.C. under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The only legal claims between the Executive, on the one hand, and the Company or any subsidiary, on the other, that would not be included in this Agreement to arbitrate are Sections 5, 7, 8, 9 and 10 claims and claims by the Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company, or subsidiary benefit plan if the plan does not provide for arbitration of such disputes. Any claim with respect to this Agreement, the Executive’s employment, or the termination of the Executive’s employment must be established by a preponderance of the evidence submitted to the impartial arbitrator. A single arbitrator shall conduct any arbitration. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 13 is in effect, the decision of the arbitrator (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1-15, not state law, shall govern the arbitrability of all claims.

(e)
Compliance with Code Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.
Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” of a publicly traded corporation under section 409A of the Code on the Termination Date and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, with interest, shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, with interest, shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.
A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

(f)
Entire Agreement. This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, prior employment agreements, if any.

(g)
No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

(h)
Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by all parties. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges.

(i)
Assignment: Successors. The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of substantially all of the assets of the Company, or similar reorganization of a successor. The Company will require any successor (whether direct or in direct, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate employment for Good Reason.

(j)
Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile and via pdf delivered electronically), each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

(k)
Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. The parties agree that in the event any of the provisions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unenforceable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same.

(l)	Survival. It is the express intention and agreement of the parties that the provisions of Section 5, 7, 8, 9, 10 and 12 shall survive the termination of this Agreement.

(m)
Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(n)
Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows: (i) if to the Company, to its principal place of business, to the attention of the Chief Executive Officer and (ii) if to Executive, to Executive’s last address on file with the Company. Either party may designate another address for notice by sending such change of address for notice in writing to the other party pursuant to this Section 14(n).

Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

USA Mobility, Inc.

By:	/s/ Vincent D. Kelly
Name:	Vincent D. Kelly
Title:	Chief Executive Officer

/s/ Colin Balmforth
Colin Balmforth, Executive

EXHIBIT A

RELEASE

In consideration of the benefits to be afforded to the undersigned under the Employment Agreement dated June ______, 2014 (the “Employment Agreement”) between USA Mobility, Inc., a Delaware corporation (the “Company”) and the undersigned, Colin Balmforth covenants and agrees as follows:
1.Release: I, Colin Balmforth do hereby permanently and irrevocably release and forever discharge the Company and its Affiliates and their respective present and former shareholders, directors, officers, employees, employee benefit plans, fiduciaries, employee benefit plan administrators, insurance agents, representatives, and predecessors, successors and assigns, (hereinafter “Released Parties”) whether acting in their individual or representative capacities, regarding any and all actions or causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which I ever had, now have, or hereinafter may have, or which my heirs, executors, or administrators, agents, predecessors and successors and assigns ever had, now have or hereinafter may have, by reason of any act or omission, event, cause or anything whatsoever that occurred from the beginning of time until the date this Agreement is executed, relating in any way to my employment with the Company, the termination of such employment, the benefits relating to such employment, any plan, agreement or program, including, but not limited to the USA Mobility, Inc. Equity Incentive Plan and the USA Mobility, Inc., Severance Pay Plan. This Release expressly includes, but is not limited to, any claims or causes of action arising out of (i) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Civil Rights Act of 1866, the Equal Pay Act, the Family and Medical Leave Act of 1993, the Virginia Human Rights Act or any other federal, state or local employment discrimination statute, law, ordinance, regulation, constitution or executive order; (ii) the Employee Retirement Income Security Act of 1974 (iii) any claim arising under any other federal, state or local statute, law, ordinance, regulation, constitution or executive order; (iv) any claim for attorneys’ fees or costs; (v) any claim or cause of action for libel, slander, defamation, wrongful discharge, breach of contract or breach of implied contract or (vi) any other claim arising under public policy, contract or tort law.

2.Claims Not Released: By this agreement, I am not releasing claims for vested benefits I may have under the Company’s benefit plans including any rights to benefits under applicable workers’ compensation statutes or government-provided unemployment benefits, any claims arising under federal or state securities, or other laws which do not seek personal monetary or other relief personal to me, any rights to enforce this Agreement, or any claims relating to the validity of this Release under the Age Discrimination in Employment Act, as amended.  Also not released are any claims for indemnification (including advancement of expenses) under the Company’s Certificate of Incorporation or bylaws, to the extent permitted by Delaware law.

3.No Personal Relief: I acknowledge and agree that if any other person, organization or entity files a claim or causes or permits to be filed a claim in a civil action or other legal proceeding for relief including personal relief (including but not limited to back pay, front pay, monetary damages or injunctive relief) against the Company or the other Released Parties, I will not accept or be eligible to receive any personal relief from such a claim or cause of action.
I certify that I: (a) have not filed any claims, complaints or other actions against any Released Party; and (b) am hereby waiving any right to recover from any Released Party under any lawsuit or charge filed by the undersigned or any federal, state or local agency on my behalf based upon any event occurring up to and including the date on which I sign this Release. I acknowledge that I have been advised by the Company to review my rights and responsibilities under this Release with my own lawyer.
I agree not to make, or cause or attempt to cause any other person to make, any statements, either written or oral, or convey any information about the Released Parties which is disparaging or which in any way reflects negatively upon the Released Parties.
I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to USA Mobility, Inc. Attention: Chief Executive Officer, at ________________________________________, within ten (10) calendar days of the date I signed this Release.
If sent by mail, the rescission must be:

•    Postmarked within the 10 calendar-day period;
•    Properly addressed as provided above; and
•    Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given. I have had 21 calendar days in which to consider this Release. By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.
If I do not execute this Release within twenty-one (21) days after ____________, the date this Release was provided to the undersigned, the benefits set forth in Section 12(a) of the Employment Agreement shall be null and void. If I execute this Release within twenty-one (21) calendar days of the date indicated in the immediately preceding sentence, and if I have not rescinded this Release within ten (10) days after signing it, then the provisions of Section 12 of the Employment Agreement become effective (“Effective Date”).

Date                             Colin Balmforth